Exhibit 10.4

AMENDMENT TO THE EMPLOYMENT AGREEMENT

THIS AMENDMENT TO THE EMPLOYMENT AGREEMENT (this “Amendment”) is made December 16, 2008, between News America Incorporated, a Delaware corporation (the “Company”), and Lawrence A. Jacobs (the “Executive”). Capitalized terms used in this Amendment and not otherwise defined herein shall have the meanings assigned to them in the Employment Agreement (as defined below).

W I T N E S S E T H:

WHEREAS, the Company and the Executive have previously entered into an Employment Agreement by and between the Company and the Executive dated January 1, 2005 (the “Employment Agreement”); and

WHEREAS, the Company and the Executive desire to further amend the Employment Agreement to ensure compliance with Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), and to make certain other technical updates to the Employment Agreement.

NOW, THEREFORE, the parties agree to amend the Employment Agreement, effective as of the date hereof to add a new Section 18 to read in entirety, as follows:

18. Section 409A.

(a) This Agreement is intended to comply with Section 409A of the Code and will be interpreted accordingly. References under this Agreement to the Executive’s termination of employment shall be deemed to refer to the date upon which the Executive has experienced a “separation from service” within the meaning of Section 409A of the Code.

(b) Notwithstanding anything herein to the contrary, (i) if at the time of the Executive’s separation from service with the Company the Executive is a “specified employee” as defined in Section 409A of the Code (and any related regulations or other pronouncements thereunder) and the deferral of the commencement of any payments or benefits otherwise payable hereunder or payable under any other compensatory arrangement between the Executive and the Company or any of its affiliates as a result of such separation from service is necessary in order to prevent any accelerated or additional tax under Section 409A of the Code, then the Company will defer the commencement of the payment of any such payments or benefits hereunder (without any reduction in such payments or benefits ultimately paid or provided to the Executive) until the date that is six months following the Executive’s separation from service (or the earliest date as is permitted under Section 409A of the Code), at which point all payments deferred pursuant to this Section shall be paid to the Executive in a lump sum and (ii) if any other payments of money or other benefits due to the Executive hereunder could cause the application of an accelerated or additional tax under Section 409A of the Code, such payments or other benefits shall be deferred if deferral will make such payment or other benefits compliant under Section 409A of the Code, or otherwise such payment or other benefits shall be restructured, to the extent possible, in a manner that does not cause such an accelerated or additional tax. Any payments deferred pursuant to the preceding sentence shall be paid together with interest thereon at a rate equal to the applicable Federal rate for short-term instruments.

(c) To the extent any reimbursements or in-kind benefits due to the Executive under this Agreement constitute “deferred compensation” under Section 409A of the Code, any such reimbursements or in-kind benefits shall be paid to the Executive in a manner consistent with Treas. Reg. Section 1.409A-3(i)(1)(iv). Additionally, to the extent that the Executive’s receipt of any in-kind benefits from the Company or its affiliates must be delayed pursuant to this Section due to his status as a “specified employee”, the Executive may elect to instead purchase and receive such benefits during the period in which the provision of benefits would otherwise be delayed by paying the Company (or its affiliates) for the fair market value of such benefits (as determined by the Company in good faith) during such period. Any amounts paid by the Executive pursuant to the preceding sentence shall be reimbursed to the Executive (with interest thereon) as described above on the date that is six months following his separation from service.

(d) Each payment made under this Agreement shall be designated as a “separate payment” within the meaning of Section 409A of the Code.

(e) The Company shall consult with the Executive in good faith regarding the implementation of the provisions of this Section. Without limiting the generality of the foregoing, Executive shall notify the Company if he believes that any provision of this Agreement (or of any award of compensation, including equity compensation, or benefits) would cause the Executive to incur any additional tax under Code Section 409A and, if the Company concurs with such belief after good faith review or the Company independently makes such determination, then the Company shall, after consulting with the Executive, use reasonable best efforts to reform such provision to comply with Code Section 409A through good faith modifications to the minimum extent reasonably appropriate to conform with Code Section 409A.

(f) Any amount that Executive is entitled to be reimbursed under this Agreement will be reimbursed to Executive as promptly as practical and in any event not later than the last day of the calendar year after the calendar year in which the expenses are incurred, and the amount of the expenses eligible for reimbursement during any calendar year will not affect the amount of expenses eligible for reimbursement in any other calendar year.

(g) Whenever a payment under this Agreement specifies a payment period with reference to a number of days (e.g., “payment shall be made within thirty (30) days following the date of termination”), the actual date of payment within the specified period shall be within the sole discretion of the Company.

(h) Unless this Agreement provides a specified and objectively determinable payment schedule to the contrary, to the extent that any payment of base salary or other compensation is to be paid for a specified continuing period of time beyond the Executive’s termination of employment in accordance with the Company’s payroll practices (or other similar term), the payments of such base salary or other compensation shall be made on a monthly basis.

In all other respects, the Employment Agreement shall remain in full force and effect.

This amendment may be executed by either of the parties hereto in counterparts, each of which shall be deemed to be an original amendment, but all such counterparts shall together constitute one and the same instrument.

IN WITNESS WHEREOF, the parties hereto have executed this Amendment to the Employment Agreement, effective as of the day and year first set forth above.

NEWS AMERICA INCORPORATED

By:	/s/ David F. DeVoe
	Name:	David F. DeVoe
	Title:	Senior Executive Vice President and Chief Financial Officer

/s/ Lawrence A. Jacobs
Lawrence A. Jacobs

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